Exhibit 99.1

B&G Foods Reports Financial Results for First Quarter 2017

Parsippany, N.J., May 4, 2017—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the first quarter 2017.

Highlights (vs. year-ago quarter where applicable):

•	Net sales increased 18.4% to $417.9 million
•	Net income decreased 1.3% to $32.8 million

•Adjusted net income* decreased $0.1 million to $38.5 million

•Diluted earnings per share decreased 12.5% to $0.49 (primarily due to a greater number of shares outstanding as a result of equity offerings in March 2016 and August 2016)

•Adjusted diluted earnings per share* decreased 10.8% to $0.58 (primarily due to a greater number of shares outstanding as a result of equity offerings in March 2016 and August 2016)

•Adjusted EBITDA* increased 2.7% to $92.0 million

•Guidance for full year fiscal 2017 reaffirmed:

-Net sales reaffirmed at a range of $1.64 billion to $1.68 billion

-Adjusted EBITDA reaffirmed at a range of $360.0 million to $375.0 million

-Adjusted diluted earnings per share reaffirmed at a range of $2.13 to $2.27

“We started 2017 with a solid first quarter in line with our expectations and are reaffirming our guidance for 2017.  Although we saw a modest decline in our base business net sales,* we are encouraged by the strong performance of some of our key brands, including Pirate Brands and Ortega.  We are also pleased that our Green Giant frozen products gained market share in each month of the quarter, with the gains accelerating in March.  The two acquisitions we completed in the fourth quarter of 2016, the spices & seasonings business and Victoria Fine Foods, met our expectations during the first quarter.  We also successfully completed a  debt refinancing and remain ready to act when we find the next acquisition opportunity,” stated Robert C. Cantwell, President and Chief Executive Officer of B&G Foods.

*Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “adjusted net income,” “adjusted diluted earnings per share,” “base business net sales,” “EBITDA” and “adjusted EBITDA,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.

Financial Results for the First Quarter of 2017

Net sales increased $64.9 million, or 18.4%, to $417.9 million for the first quarter of 2017 from $353.0 million for the first quarter of 2016.   Net sales of the spices & seasonings business, acquired on November 21, 2016, and net sales of Victoria, acquired on December 2, 2016, contributed $63.2 million and $10.7 million, respectively, to the Company’s net sales for the quarter.

Base business net sales for the first quarter of 2017 decreased $8.6 million, or 2.4%, to $344.0 million from $352.6 million for the first quarter of 2016. The $8.6 million decrease was attributable to a decrease in unit volume of $9.8 million, or 2.8%, partially offset by an increase in net pricing of $0.6 million, or 0.2%, and the favorable impact of currency fluctuations on foreign sales of approximately $0.6 million, or 0.2%.

A little more than half of the base business net sales decline for the first quarter of 2017 was attributable to forecasted distribution losses for some core Green Giant products, partially offset by net sales of new Green Giant innovation products. Additionally, net sales of Bear Creek Country Kitchens products decreased $1.4 million, or 10.1%, for the quarter.  The unusually warm winter experienced in many places contributed to the net sales decline of Bear Creek Country Kitchens.  Net sales declines for these and certain other brands were partially offset by net sales increases across several brands, most notably Pirate Brands, whose net sales increased $1.8 million, or 7.5%, from the first quarter of 2016 primarily due to strong performance in the club channel.

Gross profit increased $10.9 million, or 9.4%, to $126.8 million for the first quarter of 2017 from $115.9 million for the first quarter of 2016.  Gross profit expressed as a percentage of net sales decreased to 30.3% in the first quarter of 2017 from 32.8% in the first quarter of 2016, a decrease of 2.5 percentage points. The decrease in gross profit percentage was caused largely by the newly acquired spices & seasonings business and Victoria brand, whose products generate lower gross profit percentage than the rest of the Company’s business, and the Company’s decision to accelerate into the first quarter approximately $6.6 million of trade spending and slotting that last year had been spent in the fourth quarter. Gross profit percentage was also negatively impacted by $1.6 million of non-cash amortization of the step-up of inventory acquired in the spices & seasonings acquisition.

Selling, general and administrative expenses increased $14.0 million, or 35.3%, to $53.6 million for the first quarter of 2017 from $39.6 million for the first quarter of 2016, primarily due to the Green Giant acquisition.   The increase was composed of increases in acquisition-related expenses and distribution restructuring expenses of $4.7 million, warehousing expenses of $4.3 million, consumer marketing of $3.3 million and selling expenses of $1.7 million (which includes a $0.9 million increase in brokerage expenses and a $0.6 million increase in salesperson compensation).  Expressed as a percentage of net sales, selling, general and administrative expenses increased 1.6 percentage points to 12.8% for the first quarter of 2017 from 11.2% for the first quarter of 2016.

Net interest expense increased $0.5 million, or 2.7%, to $19.6 million for the first quarter of 2017 from $19.1 million in the first quarter of 2016.  The increase was primarily attributable to additional borrowings made in the fourth quarter of 2016 used to fund the spices & seasonings acquisition and the Victoria acquisition.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $32.8 million, or $0.49 per diluted share, for the first quarter of 2017, as compared to reported net income of $33.2 million, or $0.56 per diluted share, for the first quarter of 2016.  The Company’s adjusted net income for the first quarter of 2017, which excludes the after-tax impact of loss on extinguishment of debt, the amortization of acquisition-related inventory step-up, other acquisition-related expenses and the loss on sale of assets, was $38.5 million, or $0.58 per adjusted diluted share.  The Company’s adjusted net income for the first quarter of 2016, which excludes the after-tax impact of loss on extinguishment of debt, the amortization of acquisition-related inventory step-up, other acquisition-related expenses and distribution restructuring expenses, was $38.6 million, or $0.65 per adjusted diluted share.

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For the first quarter of 2017, adjusted EBITDA (which excludes the impact of the amortization of acquisition-related inventory step-up, other acquisition-related expenses and loss on sale of assets),  increased 2.7% to $92.0 million from $89.6 million for the first quarter of 2016.

Guidance

B&G Foods reaffirmed its guidance for full year 2017.  Net sales is expected to be approximately $1.64 billion to $1.68 billion,  adjusted EBITDA is expected to be approximately $360.0 million to $375.0 million and adjusted diluted earnings per share is expected to be $2.13 to $2.27.

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA and adjusted diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; loss on extinguishment of debt; acquisition-related expenses, gains and losses; restructuring expenses; gains and losses on the sale of assets and other charges reflected in our reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material.  For additional information regarding B&G Foods’ non-GAAP financial measures, see “About Non-GAAP Financial Measures and Items Affecting Comparability” below.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, May  4, 2017.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (877) 440-5804 for U.S. callers or (719) 325-4804 for international callers.

A replay of the call will be available two hours after the call and can be accessed by dialing (844) 512-2921 for U.S. callers or (412) 317-6671 for international callers; the password is 3906951.  The replay will be available from May  4, 2017 through May 18, 2017.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share,” “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued brands), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt), and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on sale of assets), and distribution restructuring expenses) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income,” “adjusted diluted earnings per share,” and “base business net sales,” which are calculated as reported net income, reported diluted earnings per share and reported net sales adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income, diluted earnings per share and net sales to eliminate the items identified above.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s

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management.  Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities is included below for the first quarter of 2017 and 2016, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income and cash flows.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent,  B&G,  B&M,  Baker’s Joy,  Bear Creek Country Kitchens,  Brer Rabbit,  Canoleo, Cary’s,  Cream of Rice,  Cream of Wheat,  Devonsheer,  Don Pepino,  Durkee,  Emeril’s,  Grandma’s Molasses,  Green Giant,  JJ Flats,  Joan of Arc,  Las Palmas,  Le Sueur,  MacDonald’s, Mama Mary’s,  Maple Grove Farms,  Molly McButter,  Mrs. Dash,  New York Flatbreads, New York Style,  Old London,  Original Tings,  Ortega,  Pirate’s Booty,  Polaner,  Red Devil,  Regina,  Sa-són, Sclafani,  Smart Puffs,  Spice Islands,  Spring Tree,  Sugar Twin,  Tone’s,  Trappey’s,  TrueNorth,  Underwood,  Vermont Maid,  Victoria,  Weber and Wright’s.   B&G Foods also sells and distributes Static Guard, a household product brand.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ net sales, adjusted EBITDA, adjusted diluted earnings per share and overall expectations for fiscal 2017.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  Factors that may affect actual results include, without limitation: the Company’s substantial leverage; the effects of rising costs for the Company’s raw materials, packaging and ingredients; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; future impairments of the Company’s goodwill and intangible assets; the Company’s sustainability initiatives and changes to environmental laws and regulations; and other factors that affect the food industry generally.

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The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8‑K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.    B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

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B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	April 1, 2017	December 31, 2016

Assets
Current assets:
Cash and cash equivalents	$31,801	$28,833
Trade accounts receivable, net	148,341	119,265
Inventories	359,839	356,590
Prepaid expenses and other current assets	29,453	26,399
Income tax receivable	3,789	10,787
Total current assets	573,223	541,874

Property, plant and equipment, net of accumulated depreciation of $177,165 and $169,474	248,645	245,344
Goodwill	615,770	614,278
Other intangibles, net	1,624,059	1,629,482
Other assets	4,048	4,625
Deferred income taxes	960	7,902
Total assets	$3,066,705	$3,043,505

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$76,675	$98,033
Accrued expenses	52,834	62,393
Current portion of long-term debt	—	10,515
Income tax payable	4,812	3,875
Dividends payable	30,911	30,879
Total current liabilities	165,232	205,695

Long-term debt	1,769,606	1,715,268
Other liabilities	22,178	21,405
Deferred income taxes	318,722	315,480
Total liabilities	2,275,738	2,257,848

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 66,474,474 and 66,406,314 shares issued and outstanding as of April 1, 2017 and December 31, 2016	665	664
Additional paid-in capital	355,967	387,699
Accumulated other comprehensive loss	(15,087)	(19,364)
Retained earnings	449,422	416,658
Total stockholders’ equity	790,967	785,657
Total liabilities and stockholders’ equity	$3,066,705	$3,043,505

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B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	First Quarter Ended
	April 1,	April 2,
	2017	2016
Net sales	$417,874	$352,978
Cost of goods sold	291,088	237,063
Gross profit	126,786	115,915

Operating expenses:
Selling, general and administrative expenses	53,634	39,638
Amortization expense	4,472	3,408
Operating income	68,680	72,869

Other income and expenses:
Interest expense, net	19,647	19,135
Loss on extinguishment of debt	118	2,836
Other income	(2,144)	(1,929)
Income before income tax expense	51,059	52,827
Income tax expense	18,295	19,631
Net income	$32,764	$33,196

Weighted average shares outstanding:
Basic	66,474	59,001
Diluted	66,784	59,103

Basic and diluted earnings per share	$0.49	$0.56

Cash dividends declared per share	$0.465	$0.420

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B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	First Quarter Ended
	April 1,	April 2,
	2017	2016

Net income	$32,764	$33,196
Income tax expense	18,295	19,631
Interest expense, net	19,647	19,135
Depreciation and amortization	12,218	9,004
Loss on extinguishment of debt	118	2,836
EBITDA(1)	83,042	83,802
Acquisition-related expenses	5,842	2,232
Amortization of acquisition-related inventory step-up	1,550	3,074
Loss on sale of assets	1,608	—
Distribution restructuring expenses	—	474
Adjusted EBITDA(1)	92,042	89,582
Income tax expense	(18,295)	(19,631)
Interest expense, net	(19,647)	(19,135)
Acquisition-related expenses	(5,842)	(2,232)
Distribution restructuring expenses	—	(474)
Deferred income taxes	10,280	9,854
Amortization of deferred financing costs and bond discount	1,331	1,468
Amortization of acquisition-related inventory step-up	(1,550)	(3,074)
Share-based compensation expense	1,143	1,098
Excess tax benefits from share-based compensation	—	(343)
Changes in assets and liabilities, net of effects of business combinations	(56,969)	66,736
Net cash provided by operating activities	$2,493	$123,849

(1)

EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income and cash flows.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. We define adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on sale of assets), and distribution restructuring expenses. Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization, loss on extinguishment of debt, acquisition-related expenses, gains and losses, and distribution restructuring expenses because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs.  We also present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indentures contain ratios based on these measures.  As a result, internal management reports used during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics.  However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

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EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income or any other GAAP measure as an indicator of operating performance.  EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.  Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements.  EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt, acquisition-related expenses, gains and losses, income taxes, and distribution restructuring expenses.  Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  However, EBITDA and adjusted EBITDA can still be useful in evaluating our performance against our peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands, except per share data)

(Unaudited)

	First Quarter Ended
	April 1,	April 2,
	2017	2016
Reported net income	$32,764	$33,196
Loss on extinguishment of debt, net of tax(1)	74	1,784
Acquisition-related expenses, net of tax	3,661	1,404
Distribution restructuring expenses, net of tax(2)	—	298
Acquisition-related inventory step-up, net of tax(3)	971	1,934
Loss on sale of assets, net of tax(4)	1,008	—
Adjusted net income	$38,478	$38,616
Adjusted diluted earnings per share	$0.58	$0.65

(1)

Loss on extinguishment of debt for the first quarter 2017 includes the write-off of deferred debt financing costs and unamortized discount of $0.1 million and less than $0.1 million, respectively, relating to the refinancing of our tranche B term loans. Loss on extinguishment of debt for the first quarter 2016 includes the write-off of deferred debt financing costs and unamortized discount of $2.2 million and $0.6 million, respectively, relating to the repayment of $40.1 million aggregate principal amounts of our tranche A term loans and $109.9 million aggregate principal amount of our tranche B term loans.

(2)

Distribution restructuring expenses for the first quarter of 2016 includes expenses relating to our transitioning of the operations of our three primary shelf-stable distribution centers and a new fourth primary shelf-stable distribution center in the United States to a third party logistics provider.

(3)

Acquisition-related inventory step-up for the first quarter of 2017 relates to the purchase accounting adjustments made to the finished goods inventory acquired in the spices & seasonings acquisition.  Acquisition-related inventory step-up for the first quarter of 2016 relates to the purchase accounting adjustments made to the finished goods inventory acquired in the Green Giant acquisition.

(4)

During the first quarter of 2017,  we sold to a third-party co-packer our Le Sueur, Minnesota research center, including the seed technology assets, property, plant and equipment.  We acquired the research center and related assets on November 2, 2015, as part of the Green Giant acquisition.  The sale resulted in a $1.6 million loss on sale of assets.

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B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Base Business Net Sales to Reported Net Sales

(In thousands)

(Unaudited)

	First Quarter Ended
	April 1,	April 2,
	2017	2016
Reported net sales	$417,874	$352,978
Net sales from acquisitions(1)	(73,856)	—
Net sales of Rickland Orchards(2)	—	(370)
Base business net sales (3)	$344,018	$352,608

(1)

Reflects net sales for the spices & seasonings business and Victoria for the first quarter 2017 for which there is no comparable period of net sales in 2016.  The spices & seasonings business was acquired on November 21, 2016, and Victoria was acquired on December 2, 2016.

(2)	Rickland Orchards was discontinued during the second quarter of 2016.

(3)

Base business net sales is a non-GAAP financial measure used by management to measure operating performance.  We define base business net sales as our net sales excluding (1) the impact of acquisitions until the net sales from such acquisitions are included in both comparable periods and (2) net sales of discontinued brands.  The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date.  For discontinued brands, the entire amount of net sales is excluded from each fiscal period being compared. Management has included this financial measure because it provides useful and comparable trend information regarding the results of our business without the effect of the timing of acquisitions and the effect of discontinued brands.

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